Exhibit 3.39

CERTIFICATE OF INCORPORATION

OF

PROFESSIONAL TELECONCEPTS, INC.

Under Section 402 of the Business Corporation Law

The undersigned, a natural person over eighteen years of age, for the purpose of forming a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, does hereby certify as follows:

FIRST: The name of the corporation is Professional Teleconcepts, Inc.

SECOND: The purpose for which it is formed are as follows: To purchase, sell, install, import, export, and generally deal in communication type equipment and to carry on the business of dealing in communication type equipment, both new the used, and of every nature and description.

THIRD: Its office in the State of New York shall be located in the City of Norwich, County or Chenango.

FORTH: The aggregate number of shares which the corporation shall have authority to issue is two hundred (200) shares without par value.

FIFTH: The Secretary of state of the State of New York is hereby designated as the agent of the corporation upon which any process in any action or proceeding against it may be served. The address to which the Secretary of State shall will a copy of any process against the corporation served upon him is 40 Brown Avenue, Norwich, New York.

IN WITNESS WHEREOF, I have signed this Certificate on this 7th day of December, 1984, and affirmed the statements contained therein as true under penalty of perjury.

/s/ W. Howard Sullivan
W. HOWARD SULLIVAN
1 South Broad Street
Norwich, New York 13816

2